UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 10, 2006

webMethods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15681	54-1807654
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3877 Fairfax Ridge Road, South Tower, Fairfax, Virginia		22030
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-460-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 10, 2006, the Board of Directors of webMethods, Inc. (the "Company") voted unanimously to increase the number of directors constituting the Board of Directors from nine to ten by creating an additional Class II director position, pursuant to the terms of the Company’s Certificate of Incorporation and Bylaws. The Board of Directors, based upon the recommendation of the Corporate Governance and Nominating Committee, elected Peter Gyenes to the Board of Directors to fill the newly created Class II director vacancy. Mr. Gyenes will hold the office of director until the 2007 annual meeting of stockholders, at which time the election of all Class II directors will be held. Mr. Gyenes was also appointed as a member of the Company’s Audit Committee and of its Compensation Committee.

Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential Software Corporation from 2001 until it was acquired by IBM in April 2005. Mr. Gyenes had previously served since 2000 as Chairman and Chief Executive Officer of Informix Software, Inc., Ascential’s predecessor firm. Ascential was created following the sale of Informix’s database business to IBM under Mr. Gyenes’ leadership. Mr. Gyenes joined Informix through its acquisition of Ardent Software, where he had served as Chairman, President and CEO since joining the firm in 1996. Previously, Mr. Gyenes had served as President and Chief Executive Officer of Racal InterLan Inc., and has held global executive sales, marketing and general management positions at Data General Corporation, Encore Computer Corporation and Prime Computer, Inc. Earlier in his career, Mr. Gyenes held technical positions at Xerox Data Systems and at IBM. Mr. Gyenes also serves on the boards of Applix, Inc., ViryaNet, Inc, several privately-held technology companies and the Massachusetts Technology Leadership Council. Mr. Gyenes is a graduate of Columbia University, where he received a B.A. in mathematics and an MBA.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

webMethods, Inc.

May 15, 2006	By:	/s/ DAVID MITCHELL

Name: DAVID MITCHELL
Title: President & CEO